Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this registration statement on Form S-1 (the “Registration Statement”) of our report dated October 29, 2025, relating to the consolidated financial statements of Odyssey Health, Inc. and Subsidiaries (the “Company”), which includes an explanatory paragraph relating to the Company’s ability to continue as a going concern, appearing in the Annual Report (Form 10-K) of the Company for the year ended July 31, 2025.

We also consent to the reference to our firm under the heading “Experts” including in such Registration Statement.

/s/ Turner, Stone & Company, L.L.P.

Turner, Stone & Company, L.L.P.

Dallas, Texas

December 19, 2025